Exhibit 99.1

Contact:	Investor Relations
W. Douglass Harris
William Lyon Homes
(949) 833-3600

WILLIAM LYON HOMES REPORTS FIRST QUARTER 2007

NEW HOME ORDERS, CLOSINGS AND BACKLOG

NEWPORT BEACH, CA—April 10, 2007—William Lyon Homes announced today preliminary new home orders, closings and backlog information for the three months ended March 31, 2007.

	Three Months Ended March 31,
	2007	2006
Number of new home orders:
California	471	392
Arizona	112	116
Nevada	86	139

	669	647

Average number of sales locations during period:
California	38	31
Arizona	6	6
Nevada	10	11

	54	48

Number of homes closed:
California	240	328
Arizona	138	99
Nevada	43	154

	421	581

	Three Months Ended March 31,
	2007	2006
Backlog of homes sold but not closed at end of period:
California	586	795
Arizona	165	413
Nevada	103	149

	854	1,357

New home orders for the three months ended March 31, 2007 were 669, an increase of 3% as compared to 647 for the three months ended March 31, 2006. The average number of sales locations for the three months ended March 31, 2007 increased 13% to 54 locations from 48 locations for the three months ended March 31, 2006.

The Company’s new home orders for the three months ended March 31, 2007 include 90 homes from joint venture communities, compared to 96 homes from joint venture communities in the three months ended March 31, 2006.

The Company’s number of new home orders per average sales location decreased to 12.4 for the three months ended March 31, 2007 as compared to 13.5 for the three months ended March 31, 2006.

The Company’s cancellation rate for the three months ended March 31, 2007 was 25%, compared to 28% for the three months ended March 31, 2006.

The number of homes closed for the three months ended March 31, 2007 decreased 28% to 421 homes from 581 homes for the three months ended March 31, 2006.

The Company’s backlog of homes sold but not closed was 854 at March 31, 2007, a decrease of 37% as compared to 1,357 at March 31, 2006.

William Lyon Homes is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada and at March 31, 2007 had 50 sales locations. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions regarding future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak, continuation or escalation of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.